                                                                    Exhibit 11.1

                           REUNION INDUSTRIES, INC.

                       COMPUTATION OF EARNINGS PER SHARE
                        (IN THOUSANDS, EXCEPT PER DATA)

                                               Three Months          Nine Months
                                            Ended September 30,   Ended September 30,
                                           --------------------   -------------------
                                             1998       1997        1998       1997
                                           --------   ---------   --------   --------
Net (loss)                                 $   (962)  $  147      $(11,218)  $   24
                                           ========   ======      ========   ======
Weighted average common shares
outstanding--Basic                            3,900    3,855         3,874    3,855

Net additional shares outstanding
assuming all stock options exercised
using the Treasury Stock Method                  --       84            --       81
                                           --------   ------      --------   ------
Average common shares and
common share equivalents
outstanding--Diluted                          3,900    3,939         3,874    3,936
                                           ========   ======      ========   ======
Net (loss) per share:

Basic                                      $ (0.25)   $ 0.04      $  (2.90)  $ 0.01
                                           ========   ======      ========   ======
Diluted                                    $ (0.25)   $ 0.04      $  (2.90)  $ 0.01
                                           ========   ======      ========   ======

Notes: